UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.        )

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AFFYMETRIX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AFFYMETRIX, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 7, 2013

TO OUR STOCKHOLDERS:

The 2013 annual meeting of stockholders of Affymetrix, Inc. will be held on Tuesday, May 7, 2013, beginning at 8:00 a.m., Pacific Daylight Time, at 3380 Central Expressway, Santa Clara, California 95051, for the following purposes:

1.	To elect seven directors to serve until the next annual meeting of stockholders or until their successors are elected;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

3.	To approve, by an advisory vote, the compensation of our named executive officers; and

4.	To transact such other business as may properly come before the meeting or any postponement or adjournment.

These items of business are more fully described in the proxy statement accompanying this notice. Our Board of Directors has fixed the close of business on March 11, 2013 as the record date for determination of the stockholders entitled to notice of, and to vote at, the meeting and any postponements or adjournments of the meeting.

We will mail to our stockholders of record and beneficial owners on or about March 27, 2013 a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our Annual Report to Stockholders via the Internet and vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can receive a paper copy of the proxy materials.

Our proxy statement and Annual Report to Stockholders are available at www.proxyvote.com.

All stockholders are cordially invited to attend the annual meeting in person. However, to assure your representation at the meeting, please vote as soon as possible.

By Order of the Board of Directors,

JOHN F. RUNKEL, JR.

Secretary

Santa Clara, California

March 27, 2013

AFFYMETRIX, INC.

3420 CENTRAL EXPRESSWAY

SANTA CLARA, CALIFORNIA 95051

(408) 731-5000

PROXY STATEMENT FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

The enclosed proxy is solicited on behalf of the Board of Directors of Affymetrix, Inc. (the “Company”) for use at our 2013 annual meeting of stockholders, or at any postponement or adjournment of the meeting.

These proxy solicitation materials are first being made available on or about March 27, 2013, together with our 2012 Annual Report to Stockholders and our Form 10-K, to all stockholders of record at the close of business on March 11, 2013.

ABOUT THE MEETING

When and where is the meeting being held?

Our annual meeting of stockholders for 2013 is being held on Tuesday, May 7, 2013, beginning at 8:00 a.m. Pacific Daylight Time, at 3380 Central Expressway, Santa Clara, California 95051.

What is the purpose of the annual meeting?

At our 2013 annual meeting, stockholders will act on the matters outlined in the notice of annual meeting on the cover page of this proxy statement, namely,

•	the election of directors;

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year;

•	the approval, by an advisory vote, of the compensation of our named executive officers; and

•	any other matters that may properly be presented at the meeting.

Who is entitled to notice of and to vote at the meeting?

You are entitled to receive notice of and to vote at our annual meeting (and any postponements or adjournments of the meeting) if our records indicate that you owned shares of our common stock at the close of business on March 11, 2013, the record date for the meeting. At the close of business on that date, 71,064,260 shares of our common stock were outstanding and entitled to vote. You are entitled to one vote for each share held and you may vote on each matter to come before the meeting.

How can I receive a paper or electronic copy of this proxy statement?

On or about March 27, 2013, we will mail to our stockholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our Annual Report to Stockholders via the Internet and vote online. As a result, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice and may request a printed set of the proxy materials by mail or electronically from such website. If you would like to receive a printed or electronic copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. By participating in the e-proxy process, we will save money on the cost of printing and mailing documents to you and reduce the impact of our annual stockholders’ meetings on the environment.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in “street name”?

Stockholder of Record.    If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the Notice will be sent directly to you. As our stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the annual meeting. We have enclosed a proxy card for your vote.

Beneficial Owner of Shares Held in Street Name.    If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice will be forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request, complete and deliver the proper documentation provided by your broker, bank or other holder of record and bring it with you to the meeting.

What is “householding” and how does it affect me?

Under SEC rules, delivery of each Notice in one mailing envelope (or delivery of one proxy statement and annual report, for those who request paper copies) to two or more investors sharing the same mailing address is permitted, under certain conditions. This procedure, called “householding,” is available if all of the following criteria are met:

•	you have the same address as other stockholders registered on our books;

•	you have the same last name as the other stockholders; and

•	your address is a residential address or post office box.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the same mailings, or if you hold stock in more than one account, and in either case you wish to receive only a single mailing of each of these documents for your household, please submit a request to Broadridge, 51 Mercedes Way, Edgewood, NY 11717 or call (800) 542-1061. Stockholders who participate in householding will continue to be mailed separate proxy cards (to the extent we send proxy cards by mail).

If you participate in householding and wish to receive a separate copy of our proxy mailings, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge as indicated above. A separate copy of our proxy mailings will be sent to you upon request.

Beneficial owners can request information about householding from their banks, brokers or other holders of record.

If I am a stockholder of record of Affymetrix shares, how do I vote?

If you are a stockholder of record, you may vote in person at the annual meeting. We will give you a ballot when you arrive.

If you do not wish to vote in person or if you will not be attending the annual meeting, you may vote by proxy. You can vote by proxy by either completing and signing the proxy card and returning it to us by mail in accordance with the instructions on the proxy card, by telephone or over the Internet by going to www.proxyvote.com and completing an electronic proxy card. Instructions for voting by telephone or over the Internet are included on the proxy card. Stockholders of record who vote by mail should mail completed proxy cards to Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If I am the beneficial owner of Affymetrix shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name, you will receive instructions from the holder of record that you must follow to vote your shares. If you wish to vote in person at the annual meeting, you must obtain a valid proxy from the holder of record.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the proxy is exercised at the meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. However, your attendance at the annual meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

What happens if I sign, date and return my proxy but do not specify how I want my shares voted on one of the proposals?

Stockholders of Record:    Your proxy will be counted as a vote “FOR” all of the director nominees and “FOR” Proposals 2 and 3.

Beneficial Owner of Affymetrix Shares Held in Street Name:    Your broker or nominee may vote your shares only on those proposals on which it has discretion to vote; if your broker or nominee does not have discretion to vote, your returned proxy will be considered a “broker non-vote.” Your broker or nominee does not have discretion to vote your shares on the non-routine matters such as the election of directors or advisory vote on the compensation of our named executive officers (Proposals 1 and 3). However, we believe your broker or nominee does have discretion to vote your shares on routine matters such as Proposal 2.

What constitutes a quorum?

The meeting will be held if a majority of the shares of common stock issued and outstanding on the record date are present at the meeting, either in person or by proxy. This is called a quorum for the transaction of business. At the record date, there were 71,064,260 shares of common stock issued and outstanding. Accordingly, the presence of the holders of common stock representing at least 35,532,131 shares will be required to establish a quorum.

Your shares will be counted for purposes of determining if there is a quorum if you are present in person at the meeting, or have properly submitted a proxy card. Votes “for” and “against,” and proxies received but marked as “abstentions” and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

What vote is required to approve each item?

Proposal 1.    Under our majority voting policy, in an uncontested election, each nominee for director shall be elected to the Board of Directors by a majority of the votes cast with respect to the director’s election (that is, the votes cast for a director’s election must exceed the votes cast against that director’s election). This election is an uncontested election. In the election of directors, votes may be cast in favor of or against any or all nominees. Any director who does not receive a majority of the votes cast will not be elected. Each nominee for director has submitted an irrevocable resignation that becomes effective if the director does not receive a majority of the votes cast with respect to the director’s election. For Proposal 1, “votes cast” excludes both abstentions and “broker non-votes.”

Proposals 2 and 3.    The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the item will be required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year (Proposal 2) and to approve, by an advisory vote, the compensation of our named executive officers (Proposal 3). If any other matter is properly submitted to the stockholders at the annual meeting, its adoption generally will require the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on that matter.

In accordance with Delaware law, only votes cast “for” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Abstentions will have the same effect as negative votes for Proposals 2 and 3.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon, including the election of directors and the advisory vote on the compensation of our named executive officers. Thus, if you do not give your broker or nominee specific instructions with respect to a non-discretionary matter, your shares will not be voted on such matter and will not be counted as shares entitled to vote on such matter. However, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum. As “broker non-votes” are not considered entitled to vote they will have no effect on the outcome other than reducing the number of shares present in person or by proxy and entitled to vote from which a majority is calculated.

What are the Board’s recommendations?

Our Board of Directors recommends that you vote:

“FOR” the election of the seven directors;

“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

“FOR” approval of the compensation of the named executive officers.

Who will count the vote?

Broadridge, Inc. will act as the inspector of elections and will tabulate the votes.

When will the voting results be announced?

The voting results will be announced at the meeting and published in a Current Report on Form 8-K filed after the meeting date.

Is Affymetrix paying the cost of this proxy solicitation?

We will pay the costs of the solicitation. We may request banks and brokers and other custodians, nominees and fiduciaries to solicit their customers who own our shares and will reimburse them for their reasonable out-of-pocket expenses. Our employees, directors, officers and others may solicit proxies on our behalf, personally or by telephone, without additional compensation. In addition, we may hire MacKenzie Partners, Inc. to serve as proxy solicitor. If we do, we expect to pay MacKenzie Partners approximately $15,000.

Is the meeting being webcast?

Yes. If you choose to listen to the webcast, go to the Investors section of our website (www.affymetrix.com) before the meeting time, and follow the instructions for downloading the webcast. If you miss the annual meeting, you can listen to a re-broadcast of the webcast through the last week of May.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE AS SOON AS POSSIBLE.

GOVERNANCE OF THE COMPANY

Who are the current members of the Board?

The current members of the Board of Directors are Stephen P.A. Fodor, Ph.D., Frank Witney, Ph.D., Nelson C. Chan, John D. Diekman, Ph.D., Gary S. Guthart, Ph.D., Jami Dover Nachtsheim, Robert H. Trice, Ph.D. and Robert P. Wayman.

Is a majority of the directors independent?

Yes. As required by the NASDAQ listing standards and our Corporate Governance Guidelines, a majority of the Board of Directors is “independent” within the meaning of such standards and guidelines. The Board of Directors is required to make an affirmative determination at least annually as to the independence of each director. The Board of Directors has determined that all of its members other than Stephen P.A. Fodor, Ph.D. and Frank Witney, Ph.D. are independent.

Does Affymetrix have a lead independent director?

Yes. The Board of Directors has elected a non-management director to serve in a lead capacity to coordinate the activities of the other non-management directors, preside at executive sessions, function as principal liaison on Board-wide issues between the independent directors and the Chairman and to perform such other duties and responsibilities set forth in our Corporate Governance Guidelines and as the Board of Directors may determine. Robert P. Wayman has served as our lead independent director since May 2010.

How often did the Board meet in 2012?

The Board of Directors held eleven meetings in 2012. Under our Corporate Governance Guidelines directors are expected to be active and engaged in discharging their duties and to keep themselves informed about our business and operations. Directors are expected to attend all Board meetings and meetings of each committee on which they serve and to prepare themselves for those meetings. During 2012, six of our directors attended 100% of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served. The other two directors attended at least 82% of such meetings.

Do the independent directors meet in executive sessions?

Our Corporate Governance Guidelines require the independent directors to meet regularly in executive sessions in which management does not participate, at least four times a year. In executive sessions, the independent directors review the report of the independent registered public accounting firm, the performance of the Chairman, CEO and other senior managers, the compensation of the Chairman, CEO and other senior managers and any other relevant matter. In 2012, the directors met in executive session four times, with only independent directors present.

Does Affymetrix have a policy with respect to attendance of directors at the annual meeting of stockholders?

All of our directors serving on the Board of Directors at the time attended last year’s annual meeting. Our Corporate Governance Guidelines provide that directors are required to attend our annual meeting of stockholders, absent extraordinary circumstances.

What is the role of the Board’s committees?

The Board of Directors currently has three standing committees: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each member of the three standing committees is independent as defined by applicable NASDAQ and SEC rules and each of these committees has a written charter approved by the Board of Directors. Under our Corporate Governance Guidelines, committee members are appointed by the Board of Directors based on the recommendation of the Nominating and Corporate Governance Committee, except that members of the Nominating and Corporate Governance Committee are appointed by the independent members of the Board of Directors. The current members of the committees are as follows:

Director	Audit	Compensation	Nominating and Corporate Governance
Nelson C. Chan.	✓(Chairman)	✓
Gary S. Guthart, Ph.D.		✓
Jami Dover Nachtsheim.		✓(Chairwoman)
Robert H. Trice, Ph.D.	✓		✓(Chairman)
Robert P. Wayman.	✓		✓

Audit Committee.    The function of the Audit Committee, as more fully set forth in its charter, is to assist the Board of Directors in fulfilling its responsibility to oversee our financial statements, our financial reporting process and our system of internal control over financial reporting. A copy of the Audit Committee charter is available on our website (www.affymetrix.com) in the Corporate Governance section under the Investors link.

The Audit Committee currently consists of three members, Mr. Chan, its Chairman, Dr. Trice and Mr. Wayman. The Board of Directors has determined that each of Dr. Trice and Messrs. Chan and Wayman is independent within the meaning of the NASDAQ listing standards, applicable SEC regulations and our Corporate Governance Guidelines, and that each member has the financial literacy required by the NASDAQ listing standards. The Board of Directors also has determined that both Messrs. Wayman and Chan are qualified as an “audit committee financial expert” within the meaning of applicable SEC regulations and has the accounting and related financial sophistication required by NASDAQ listing standards.

The Audit Committee held five meetings during 2012. The Audit Committee Report for 2012 is included below.

Compensation Committee.    The Compensation Committee currently consists of three members, Mr. Chan, Dr. Guthart and Ms. Nachtsheim, its Chairwoman. The Board of Directors has determined that each of Mr. Chan, Dr. Guthart and Ms. Nachtsheim is independent within the meaning of the NASDAQ listing standards and our Corporate Governance Guidelines. The functions of the Compensation Committee, as more fully set forth in its charter, are to oversee our compensation policies generally, evaluate senior executive performance, oversee and determine compensation for senior executives and review and recommend to the Board of Directors actions regarding director compensation. A copy of the Compensation Committee charter is available on our website (www.affymetrix.com) in the Corporate Governance section under the Investors link.

The Compensation Committee held six meetings during 2012. The Compensation Committee Report for 2012 is included below. For further information about the Compensation Committee’s process for determining compensation, see “Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee currently consists of two members, Dr. Trice, its Chairman, and Mr. Wayman. The Board of Directors has determined that each of Dr. Trice and Mr. Wayman is independent within the meaning of the NASDAQ listing standards and our Corporate Governance Guidelines. As more fully set forth in its charter, the

Nominating and Corporate Governance Committee is responsible for searching for and identifying director nominees and recommending them to the Board of Directors for election, recommending directors for appointment to the Board committees, establishing criteria for Board membership, evaluating the Board of Directors and its committees at least annually and recommending any proposed changes to the Board of Directors. In addition, the Nominating and Corporate Governance Committee is responsible for developing, evaluating the adequacy of and overseeing compliance with our Corporate Governance Guidelines and Code of Business Conduct and Ethics and recommending any proposed changes to the Board of Directors. Copies of the Nominating and Corporate Governance Committee charter and our Corporate Governance Guidelines are available on our website (www.affymetrix.com) in the Corporate Governance section under the Investors link. The Nominating and Corporate Governance Committee held one meeting in 2012.

How are nominees for the Board selected?

The Nominating and Corporate Governance Committee makes a periodic assessment of the Board of Directors and Board members. In making its assessment and in identifying and evaluating director nominees, the Committee will consider the membership criteria described below, taking into account the enhanced independence, financial literacy and financial expertise standards that may be required under applicable SEC regulations, NASDAQ listing standards or our Corporate Governance Guidelines, as well as the current challenges and needs of the Board of Directors and Affymetrix. The Nominating and Corporate Governance Committee uses multiple sources for identifying and evaluating director nominees, including referrals from current directors, recommendations by stockholders and input from third party executive search firms. In evaluating director nominees, the Nominating and Corporate Governance Committee evaluates all candidates under consideration, as it deems appropriate.

The Nominating and Corporate Governance Committee charter requires the Committee to establish criteria for director independence, and Board and committee membership. The Committee has established the following criteria:

•	a reputation for the highest personal and professional ethics, integrity and values;

•	experience at the policy-making level in business, government, education, technology or public interest;

•	expertise that is useful to Affymetrix and complementary to the background and experience of other Board members;

•	willingness to devote the required amount of time to perform the duties and responsibilities of Board membership;

•	commitment to serve on the Board of Directors over a period of several years to develop knowledge about our principal operations;

•	willingness and capacity to objectively appraise management performance; and

•	absence of involvement in activities or interests that create a conflict with the director’s responsibilities to Affymetrix and its stockholders.

The Committee does not have a formal diversity policy. The Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds, and also considers diversity of gender and race. The Committee does not assign specific weights to particular criteria. Rather, the Board of Directors believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities.

Will the Nominating and Corporate Governance Committee consider director candidates nominated by stockholders?

Stockholders may recommend director nominees for consideration by the Nominating and Corporate Governance Committee by writing to the Secretary, specifying the nominee’s name and qualifications for Board membership and providing confirmation of the nominee’s consent to serve as a director. Following verification that the person submitting the recommendation is a stockholder of the Company, all properly submitted recommendations are brought to the attention of the Nominating and Corporate Governance Committee at a regularly scheduled Committee meeting.

If a stockholder properly recommends a director nominee, the Nominating and Corporate Governance Committee will give due consideration to that nominee and will use the same criteria used for evaluating other director nominees, in addition to considering the information relating to the director nominee provided by the stockholder.

Stockholders also may nominate directors for election at our annual meeting of stockholders by following the provisions set forth in our bylaws. The deadline for stockholder nominations is disclosed elsewhere in this proxy statement under the caption “Deadline for Receipt of Stockholder Proposals.”

How do stockholders communicate with the Board?

Stockholders and other parties interested in communicating directly with the Board of Directors may do so by writing to: Affymetrix, Inc., Attention: Board of Directors, 3420 Central Expressway, Santa Clara, CA 95051 or by electronic mail to: Affymetrix_BoardOfDirectors@affymetrix.com.

Pursuant to a process approved by the Board of Directors, the Secretary reviews all correspondence received by us and addressed to members of the Board and regularly forwards to the Board of Directors a summary of such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or Board committees or otherwise requires the Board’s attention. Directors may at any time review a log of all correspondence received by us that are addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee to address such matters.

Does Affymetrix have a Code of Ethics?

We strive to foster a culture of honesty, integrity and accountability. Our Code of Business Conduct and Ethics sets forth our key guiding principles, policies and procedures for employment at Affymetrix. The Code is applicable to all of our directors, officers and employees, including our Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer. The Code of Business Conduct and Ethics is available on our website (www.affymetrix.com) in the Corporate Governance section under the Investors link. Waivers of the Code for executive officers and directors may be granted only by the Board of Directors. Waivers of the Code for other employees may be granted only by our General Counsel. Amendments to the Code must be approved by the Board of Directors. We intend to provide disclosure of any such amendments or waivers on our website (www.affymetrix.com) in the Corporate Governance section under the Investors link.

How are non-employee directors compensated?

Cash.    The Chairman receives an annual cash retainer of $90,000 per year, the Lead Director receives an annual cash retainer of $60,000 per year, and each other non-employee director receives an annual cash retainer fee of $45,000 per year. Each non-employee director who serves on the Compensation Committee also receives an annual fee of $15,000, with the chairwoman receiving an additional $2,500. Each non-employee director who serves on the Nominating and Corporate Governance Committee also receives an annual fee of $10,000, with the chairman receiving an additional $7,500. Each non-employee director who serves on the Audit Committee also receives an annual fee of $20,000, with the chairman receiving an additional $10,000.

Option and Stock Awards.    Each new non-employee director receives an option to purchase 20,000 shares upon election to the Board of Directors. These options vest in equal installments on each of the first two anniversaries of the date of grant so long as the director is serving on the Board of Directors on each vesting date. In addition, on the date of each annual stockholders meeting, each non-employee director is granted, at such director’s election, (a) options to purchase shares, which vest in full the earlier of the date of the next Annual Stockholder Meeting or one year after the date of grant and have an exercise price equal to the fair market value of the common stock on the date of grant, or (b) restricted stock units, which vest in equal installments over three years from the date of grant, or (c) a combination of options and restricted stock units, in any case with the same aggregate value.

COMPENSATION OF DIRECTORS

The following table sets forth compensation for our non-employee directors for fiscal year 2012. Dr. Witney does not receive separate compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Stephen P.A. Fodor, Ph.D.	$90,000	$58,305	—	—	—	—	$148,305
Nelson C. Chan	$90,000	$58,305	—	—	—	—	$148,305
John D. Diekman, Ph.D.	$45,000	$58,305	—	—	—	—	$103,305
Gary S. Guthart, Ph.D.	$60,000	—	$54,228	—	—	—	$114,228
Jami Dover Nachtsheim.	$62,500	$29,152	$27,114	—	—	—	$118,766
Robert H. Trice, Ph.D.	$82,500	$58,305	—	—	—	—	$140,805
Robert P. Wayman	$90,000	—	$54,228	—	—	—	$144,228

(1)	This column represents the cash compensation received in 2012 for Board and committee services.

(2)	On May 11, 2012, Drs. Fodor, Diekman and Trice and Mr. Chan each received a grant of 11,500 restricted stock units; Dr. Guthart and Mr. Wayman each received a grant of 20,000 stock options; and Ms. Nachtsheim received a grant of 10,000 stock options and 5,750 restricted stock units. All of the stock options vest in full the earlier of the date of the 2013 Annual Stockholders’ Meeting or one year after the date of grant, and have an exercise price equal to $5.07 per share. All of the restricted stock units vest in three equal annual installments from the grant date.

(3)	At December 31, 2012, each of our directors held the following number of options (both vested and unvested) and restricted stock awards (unvested) or restricted stock units (unvested): Dr. Fodor, 661,000 options, 10,000 restricted stock awards and 18,000 restricted stock units; Mr. Chan, 38,841 options and 19,167 restricted stock units; Dr. Diekman, 122,618 options and 19,167 restricted stock units; Dr. Guthart, 106,619 options; Ms. Nachtsheim, 40,000 options and 13,195 restricted stock units; Dr. Trice, 57,778 options and 22,778 restricted stock units; and Mr. Wayman, 90,254 options and 7,445 restricted stock units.

(4)	The reported dollar value of stock awards and option awards is equal to the full aggregate grant date fair value under FASB ASC 718 of equity awards made to the directors during 2012. See Note 14—Stockholders’ Equity and Share-Based Compensation Expense of our Annual Report on Form 10-K for the year ended December 31, 2012 regarding the assumptions underlying valuation of our equity awards. The actual value of an equity award, if any, will depend on the future market price of our common stock and, for an option, the option holder’s individual exercise and sale decisions.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

Our bylaws provide for a Board of Directors consisting of at least six but not more than eleven directors. The term of office of all of our current directors will expire at the 2013 annual meeting. Currently, we have eight directors. Seven directors are to be elected at the annual meeting. Dr. Diekman is not standing for re-election upon expiration of his term at the 2013 annual meeting.

If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the proxies may vote either: (1) for a substitute nominee designated by the present Board of Directors to fill the vacancy; or (2) for the balance of the nominees, leaving a vacancy. Alternatively, the Board of Directors may choose to reduce the size of the Board of Directors to less than seven, as permitted by our bylaws. Any vote cast for any director who is unable or unwilling to serve is disregarded.

The names of the nominees, and certain information about them as of the record date, are set forth below. The nominees were selected by the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee. Each of the nominees has a long record of integrity, a strong professional reputation and a record of scientific, entrepreneurial or managerial achievement. We believe that the nominees have the qualifications and experience to focus on the complex issues currently confronting our company and our industry. In addition, each nominee has specific experience, qualifications, attributes or skills, discussed below, that led the Board of Directors to conclude that the individual should serve as a director.

Name	Age	Principal Occupation	Director Since

Stephen P.A. Fodor, Ph.D.	59	Founder and Chairman of Affymetrix, Inc. and founder and Chief Executive Officer of Cellular Research, Inc.	1993

Frank Witney, Ph.D.	59	President and Chief Executive Officer of Affymetrix, Inc.	2011

Nelson C. Chan	51	Chief Executive Officer (Retired), Magellan Navigation, Inc.	2010

Gary S. Guthart, Ph.D.	47	President and Chief Executive Officer, Intuitive Surgical, Inc.	2009

Jami Dover Nachtsheim	54	Corporate Vice President of the Sales and Marketing Group and Director of Worldwide Marketing (Retired), Intel Corporation	2010

Robert H. Trice, Ph.D.	66	Senior Vice President for Strategy and Business Development (Retired), Lockheed Martin Corporation	2006

Robert P. Wayman	67	Executive Vice President and Chief Financial Officer (Retired), Hewlett-Packard Company	2007

Stephen P.A. Fodor, Ph.D. is our Founder and Chairman. Dr. Fodor has served as director since 1993. He served as Chief Executive Officer from 1997 to 2008 and as Chairman from 1999 to present. At various times between 1993 and 1997, Dr. Fodor served as President, Chief Operating Officer and Chief Technology Officer. Dr. Fodor was Vice President and Director of Physical Sciences at the Affymax Research Institute from 1989 to 1993. Dr. Fodor is the founder and Chief Executive Officer of Cellular Research, Inc. and serves as a Trustee of the Carnegie Institution of Science and as a member of the National Academy of Engineering. Dr. Fodor also serves on a variety of scientific advisory boards. The Board of Directors selected Dr. Fodor as a director nominee because he is the founder of the Company and our former Chief Executive Officer. The Board of Directors values Dr. Fodor’s extensive knowledge of the Company and our industry, his scientific vision and his perspective on emerging technologies and markets.

Frank Witney, Ph.D. has served as President, Chief Executive Officer and a director since July 2011. Dr. Witney served as President and Chief Executive Officer of Dionex Corporation from April 2009 to May 2011. Between December 2008 and April 2009, Dr. Witney served as our Executive Vice President and Chief Commercial Officer. Previously, Dr. Witney served as President and Chief Executive Officer of Panomics, Inc. from July 2002 to December 2008. The Board of Directors selected Dr. Witney as a director nominee because the Board values Dr. Witney’s industry experience and his perspective as the Chief Executive Officer of the Company.

Nelson C. Chan has served as a director since March 2010 and is the Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Chan served as Chief Executive Officer of Magellan Navigation, Inc. from 2006 to 2008. From 1992 through 2006, Mr. Chan served in various senior management positions with SanDisk Corporation, including most recently as Executive Vice President and General Manager, Consumer Business. Mr. Chan is a member of the Board of Directors of Coinstar, Inc. and Synaptics Incorporated. The Board of Directors selected Mr. Chan as a director nominee because of his substantial experience with public and private companies, both as an executive and as a board member, and his expertise in building profitable technology companies. Mr. Chan also qualifies as a financial expert and serves as Chairman of the Audit Committee.

Gary S. Guthart, Ph.D. has served as a director since May 2009 and is a member of the Compensation Committee. Dr. Guthart has served as the Chief Executive Officer of Intuitive Surgical, Inc. since January 2010. Dr. Guthart joined Intuitive Surgical, Inc. in April 1996, became Chief Operating Officer in 2006, and was promoted to President in 2007. Prior to joining Intuitive Surgical, Inc., Dr. Guthart was part of the core team developing foundation technology for computer enhanced-surgery at SRI International (formally Stanford Research Institute). Dr. Guthart serves on the Board of Directors of Intuitive Surgical, Inc. The Board of Directors selected Dr. Guthart as a director nominee because of his experience in the management of complex, high-growth businesses. The Board values Dr. Guthart’s contribution to the Company’s strategic planning and business development efforts and his insights as a member of the Compensation Committee.

Jami Dover Nachtsheim has served as a director since March 2010 and is the Chairwoman of the Compensation Committee. Ms. Nachtsheim served in a variety of positions with Intel Corporation from 1980 until her retirement in 2000, most recently as Corporate Vice President of the Sales and Marketing Group and Director of Worldwide Marketing. Ms. Nachtsheim is a member of the Board of Directors of FEI Company and The Tech Museum of Innovation. The Board of Directors selected Ms. Nachtsheim as a director nominee because of her extensive experience in bringing high technology products to market and her service as a board member of numerous public and private organizations. The Board values the guidance she provides with respect to market strategies and her contributions as the Chairwoman of the Compensation Committee.

Robert H. Trice, Ph.D. has served as a director since 2006, is the Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee. Dr. Trice served as Senior Vice President for Business Development at Lockheed Martin Corporation from October 1998, and assumed additional duties as Senior Vice President for Strategy and Business Development at Lockheed Martin Corporation from March 2009 until his retirement in January 2011. The Board of Directors selected Dr. Trice as a director nominee because of his broad experience in government relationships (many of our large customers are government institutions) and his extensive background as a business development leader. The Board values his financial literacy and wide-ranging business competencies, which qualify him to serve on the Audit Committee and the Nominating and Corporate Governance Committee.

Robert P. Wayman has served as a director since 2007, is our lead independent director and a member of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Wayman served as Executive Vice President and Chief Financial Officer of Hewlett-Packard Company from 1984 until his retirement in December 2006. Mr. Wayman also served as Interim Chief Executive Officer of Hewlett-Packard Company from February 2005 through March 2005 and served on the Board of Directors of Hewlett-Packard Company from

February 2005 to March 2007 and from 1993 to 2002. Mr. Wayman has served as a director of CareFusion Corp. since 2009. The Board of Directors selected Mr. Wayman as a director nominee because of his broad-based financial expertise and business experience. The Board of Directors values Mr. Wayman’s background in finance and company operations, corporate governance and compliance, and the leadership that he has provided as the lead independent director and as a member of the Audit Committee and the Nominating and Corporate Governance Committee.

There are no family relationships among our directors or executive officers.

Board Leadership Structure

The Board of Directors is committed to strong, independent leadership and believes that objective oversight of management performance is a critical aspect of effective corporate governance. A substantial majority of our Board members are independent directors, under both NASDAQ listing standards and our Corporate Governance Guidelines; our standing Board committees—Audit, Compensation and Nominating and Corporate Governance—are comprised solely of and chaired by independent directors; and, at least four times per year, the independent directors meet in executive session without management directors.

Our Corporate Governance Guidelines state that the “Board believes that the positions of the Chairman of the Board and CEO should be held by separate persons as a way to aid the Board’s execution of its duties.” We have separated the roles of Chairman and Chief Executive Officer. In addition, unless our Chairman is an independent director, our Corporate Governance Guidelines require the independent directors to annually elect by secret ballot a lead independent director. The lead independent director coordinates the activities of the other non-management directors, presides at executive sessions, functions as a principal liaison on Board-wide issues between the independent directors and the Chairman and performs such other duties and responsibilities set forth in our Corporate Governance Guidelines and as the Board of Directors may determine from time to time. Robert P. Wayman has served as our lead independent director since May 2010.

The Board of Directors regularly deliberates and discusses its appropriate leadership structure and the role and responsibilities of the Chairman and the lead independent director based upon the needs of the Company to provide effective, independent oversight of management performance.

Board’s Role in Risk Oversight

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee is specifically mandated by its Charter to discuss with financial management and the independent registered public accounting firm the adequacy and effectiveness of the accounting and financial controls, including the Company’s system to monitor and manage business risk where material financial exposure exists. Our internal auditors and ethics compliance officer report regularly and directly to the Audit Committee on risks relating to the Company’s operations, compliance and internal controls. The Compensation Committee is responsible for overseeing and evaluating the management of risks relating the Company’s compensation plans and arrangements.

The Board unanimously recommends that the stockholders vote “FOR” the election of the nominees named above.

PROPOSAL NO. 2

ADVISORY VOTE RATIFYING APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board has appointed Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2013. Ernst & Young LLP has audited our consolidated financial statements since our inception. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions. Services provided to us by Ernst & Young LLP are described under “Fees Paid to Ernst & Young LLP” below.

Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by our by-laws or otherwise. The Board, however, is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee and the Board will reconsider whether or not to retain the firm. Even if the appointment is ratified, the Audit Committee or the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Affymetrix and its stockholders.

The Board unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

Fees Paid to Ernst & Young LLP

During fiscal years 2012 and 2011, the aggregate fees billed by Ernst & Young LLP for professional services were as follows:

	December 31, 2012 ($)	December 31, 2011 ($)
Audit Fees(1)	1,517,672	1,298,349
Audit-Related Fees(2)	430,100	28,250
Tax Fees(3)	77,032	136,502
All Other Fees(4)	1,995	1,970

(1)	Audit fees include fees associated with the audits of (i) our consolidated financial statements and (ii) effectiveness of our internal control over financial reporting, the reviews of our financial statements included in our quarterly reports on Form 10-Q, and statutory audits required internationally. Audit fees also include amounts associated with SEC registration statements and consents and related comfort letters.

(2)	Audit-related fees consist primarily of fees associated with accounting consultations on one transaction.

(3)	Tax fees consist primarily of tax consultation services.

(4)	The amount listed as “All Other Fees” consists of fees for products and services other than those services reported above.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

As required by the Audit Committee charter, the Audit Committee pre-approves the engagement of Ernst & Young LLP for all audit and permissible non-audit services. The Audit Committee annually reviews the audit and permissible non-audit services performed by Ernst & Young LLP and reviews and approves the fees charged by

Ernst & Young LLP. The Audit Committee has considered the role of Ernst &Young LLP in providing tax and audit services and other permissible non-audit services to Affymetrix and has concluded that the provision of such services was compatible with the maintenance of Ernst & Young LLP’s independence in the conduct of its auditing functions.

PROPOSAL NO. 3

ADVISORY VOTE APPROVING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The Compensation Committee’s approach to executive compensation underscores its commitment to pay for performance and the importance that it places on the opinions of our stockholders, while recognizing the need to attract, retain and motivate qualified executives to execute on our long-term transformation plan in challenging business conditions.

The following actions highlight the Compensation Committee’s approach to executive compensation:

•	No Cash Bonus or Salary Increase for 2012. Reflecting our commitment to pay only for successful performance, there were no executive cash bonuses or salary increases for 2012.

•

Restructured Equity Compensation to Include Performance-Based Awards. No equity was granted to executive officers in 2012 as we worked on optimizing the organizational structure of the Company for future growth and profitability. The structure of 2013 equity compensation for all executive officers was changed to reflect a 50/50 split in value between time-based awards and performance-based awards. Performance-based awards can be earned upon achievement of revenue and EBITDAO (earnings before interest expense, taxes, depreciation, amortization, option expenses and restructuring and one-time charges) goals for 2013. The revenue and EBITDAO goals were each given a weighting of 50%, consistent with financial expectations based on our business transformation strategy.

•

Robust CEO PRSUs Criteria. Our CEO earned 42% of his 2012 PRSUs granted in connection with his hire in 2011, with 58% forfeited. As further explained below, this is as a result of his achieving the operating income target, partially meeting his organization optimization goal, and missing the key product revenue growth and overall revenue growth targets. Our CEO’s 2013 PRSUs criteria are as follows: (1) 45% may be earned upon achieving target milestones in new business areas; (2) 45% may be earned upon achieving total shareholder return that is benchmarked against the Russell 2000 Index; and (3) 10% may be earned upon achieving organizational development goals set by the Compensation Committee that includes the recruitment of a new CFO.

•	Affirmation of Claw-Back Policy. We affirmed our policy for recoupment (or “claw-back”) of performance-based compensation if we restate our reported financial results.

•

Engagement in Substantial Stockholder Dialogue. Following our 2012 annual meeting, we engaged in a substantial ongoing dialogue with our stockholders, including our major institutional stockholders who in the aggregate hold more than 50% of our common stock outstanding, to gain a better understanding of their views about our executive compensation program.

•	Affirmed Policy to Seek “Say-On-Pay” Vote Annually. Since 2011, we have been seeking an advisory “say-on-pay” vote from stockholders every year with respect to approval of our executive compensation.

“Say-on-Pay” Vote on 2011 Compensation and Subsequent Changes

Although our stockholders approved the 2011 compensation of our named executive officers, with approximately 53% of shares cast in favor of our say-on-pay resolution, our Compensation Committee and senior management believed it was important to understand the concerns of our stockholders. Therefore, following our 2012 annual meeting, we engaged in a substantial ongoing dialogue with our stockholders, including our major institutional stockholders who in the aggregate hold more than 50% of our common stock outstanding, to gain a better understanding of their views about our executive compensation program.

Many of the stockholders we spoke to were supportive of the new hire compensation package our Compensation Committee put in place for our CEO in 2011, but wanted to see changes in three major areas: (1) more robust criteria for Dr. Witney’s PRSUs granted in connection with his new hire, which in 2011 was the submission to, and approval by the Board, of a long-term strategic plan; (2) a more significant portion of our executive compensation being tied to performance, and not just with respect to our CEO, but also other executive officers; and (3) disclosure of the general framework for our executive compensation for the current year, i.e. the year the proxy statement is filed.

The following is a summary of significant actions taken by the Compensation Committee intended to address stockholders’ concerns:

•

The Compensation Committee set more robust performance criteria for the 2012 tranche of Dr. Witney’s PRSUs that were granted in connection with his hire, with 25% earned upon achieving each of the following (1) overall revenue growth; (2) key product revenue growth; (3) operating income target; and (4) optimization of organization structure. These criteria were publicly filed and shared with our stockholders, who were supportive of the general framework. The Compensation Committee also committed to setting robust criteria for the remaining performance periods for his PRSUs.

•

We did not grant any equity awards in 2012. The structure of 2013 equity compensation for all executive officers was changed to reflect a 50/50 split in value between time-based awards and performance-based awards. Performance awards can be earned upon achievement of revenue and EBITDAO goals for 2013 (each with a weighting of 50%) consistent with financial expectations based on our business transformation strategy.

•	We are providing enhanced disclosure on our 2013 executive compensation program in this proxy statement.

Please refer to the sections of this proxy statement entitled “Compensation Discussion and Analysis” and “Executive Compensation” for a detailed discussion of Affymetrix’ executive compensation principles and practices and the fiscal 2012 compensation of our named executive officers. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation principles and practices and the fiscal 2012 compensation of Affymetrix’ named executive officers.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the item will be required to approve, by an advisory vote, the compensation of our named executive officers. Abstentions will have the same effect as negative votes for this proposal.

The Board of Directors recommends a vote “FOR” the approval of the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosures in this proxy statement).

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and is not deemed to be filed with the Securities and Exchange Commission, or the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

The Audit Committee has an established charter that specifies that the function of the Audit Committee is to assist the Board in fulfilling its oversight responsibility relating to our financial statements and our financial reporting process and our system of internal control over financial reporting. The full text of the Audit Committee charter is available on our website at www.affymetrix.com in the Corporate Governance section under the Investors link.

Management has the primary responsibility for our financial statements and our reporting process, including our system of internal control over financial reporting. The independent registered public accounting firm is responsible for auditing financial statements and expressing an opinion as to (1) their conformity with generally accepted accounting principles; (2) management’s assessment; and (3) the effectiveness of internal control over financial reporting.

As part of its oversight of our financial reporting process, the Audit Committee reviewed and discussed both with management and our independent registered public accounting firm, the annual and quarterly financial statements prior to their issuance. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed under Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including discussions of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm their independence from our Company. Finally, the Audit Committee has considered and concluded that the provision of audit-related and tax services, which are comprised of tax consultations, preparation of tax returns, and audit-related accounting consultations on various transactions by the independent registered public accounting firm, is compatible with maintaining the registered public accounting firm’s independence.

The Audit Committee met five times during the fiscal year ended December 31, 2012. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its responsibilities. The Audit Committee meetings include, whenever appropriate, executive sessions with our independent registered public accounting firm and with our internal auditor, in each case without the presence of our management. The Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their audits and reviews, their evaluations of our system of internal control over financing reporting, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee charter, the Audit Committee unanimously recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission. The Audit Committee has also recommended the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

Respectfully submitted on March 27, 2013 by the members of the Audit Committee of the Board of Directors:

Nelson Chan, Chairman

Robert H. Trice, Ph.D.

Robert P. Wayman

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of our shares of common stock as of March 1, 2013 by:

•	each person known to us to beneficially own more than five percent of our outstanding shares of common stock;

•	each director and nominee for director;

•	each of the officers named in the Summary Compensation Table below; and

•	all directors and executive officers as a group.

Unless otherwise indicated, the address of each of the individuals named below is: c/o Affymetrix, Inc., 3420 Central Expressway, Santa Clara, California 95051.

The Company does not permit hedging transactions involving Company stock by executive officers and directors.

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(1)(2)
Greater than 5%

BlackRock, Inc.(3) 40 East 52nd Street New York, NY 10022	9,981,918	14.05%

OrbiMed Advisors LLC(4) 601 Lexington Avenue, 54th Floor New York, NY 10022	7,528,131	10.59%

PRIMECAP Management Company(5) 225 South Lake Ave., #400 Pasadena, CA 91101	6,991,040	9.84%

WHV Investment Management, Inc.(6) 301 Battery Street, Suite 400 San Francisco, CA 94111	4,704,919	6.62%

The Vanguard Group, Inc.(7) 100 Vanguard Blvd. Malvern, PA 19355	4,218,924	5.94%

Stichting Pensioenfonds ABP(8) APG Asset Management US Inc. APG Group APG All Pensions Group NV 666 Third Avenue, 2nd Floor New York, NY 10017	3,776,100	5.31%

Dimensional Fund Advisors LP(9) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	3,647,124	5.13%

Levin Capital Strategies, L.P.(10) 595 Madison Avenue, 17th Floor New York, NY 10022	3,594,397	5.06%

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(1)(2)
Directors and Executive Officers
Timothy C. Barabe(11)	262,810	*
Nelson C. Chan(12)	42,674	*
John D. Diekman, Ph.D.(13)	253,247	*
Stephen P.A. Fodor, Ph.D.(14)	802,366	1.12%
Gary S. Guthart, Ph.D.(15)	86,619	*
Andrew J. Last, Ph.D.(16)	191,599	*
Jami Dover Nachtsheim(17)	39,138	*
John F. Runkel, Jr.(18)	143,246	*
Robert H. Trice, Ph.D.(19)	82,904	*
Robert P. Wayman(20)	88,701	*
Frank Witney, Ph.D.(21)	151,736	*
All current directors and executive officers as a group (12 persons)(22)	2,174,540	3.00%

*	Represents beneficial ownership of less than one percent of the common stock.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 1, 2013 are deemed outstanding. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of other persons. The persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

(2)	Percentage of beneficial ownership is based on 71,059,610 shares of common stock outstanding as of March 1, 2013.

(3)	BlackRock, Inc. (“BlackRock”), as set forth on Schedule 13G/A filed with the SEC on January 11, 2013, has sole voting power and sole dispositive power with respect to 9,981,918 shares. The shares were held by the following subsidiaries of BlackRock: BlackRock Advisors LLC, BlackRock Asset Management Australia Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Japan Co. Ltd., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management, LLC, BlackRock (Luxembourg) S.A., and BlackRock Advisors (UK) Limited.

(4)	OrbiMed Advisors LLC (“OrbiMed”), as set forth on Schedule 13G/A filed with the SEC on February 14, 2013, has shared voting power and shared dispositive power with respect to 1,715,500 shares. OrbiMed’s affiliate, OrbiMed Capital LLC has shared voting power and shared dispositive power with respect to 5,812,631 shares. Samuel D. Isaly, a control person of OrbiMed, has shared voting power and shared dispositive power with respect to 7,528,131 shares.

(5)	PRIMECAP Management Company, as set forth on Schedule 13G/A filed with the SEC on February 14, 2013, has sole voting power with respect to 3,749,840 shares and sole dispositive power with respect to 6,991,040 shares.

(6)	WHV Investment Management, Inc., as set forth on Schedule 13G/A filed with the SEC on February 6, 2013, has sole voting power with respect to 1,776,494 shares and shared dispositive power with respect to 4,704,919 shares.

(7)

The Vanguard Group, Inc., as set forth on Schedule 13G/A filed with the SEC on February 22, 2013, has sole voting power with respect to 119,116 shares, sole dispositive power with respect to 4,104,108 shares and shared dispositive power with respect to 114,816 shares. The shares were held by The Vanguard Group, Inc. and the following subsidiaries: Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd.

(8)	We have received copies of separate Schedules 13G as filed with the SEC by (i) APG Asset Management US Inc. (referred to as “APG US”) and Stichting Pensioenfonds ABP (referred to as “Stichting”) and (ii) APG Groep NV (referred to as “APG Group”) and APG All Pensions Group NV (referred to as “APG NL”) reporting ownership of these shares. As reported by APG US and Stichting in their Schedule 13G filed with the SEC on February 12, 2013, APG and Stichting has sole dispositive and voting power for all such shares, which shares include those reported by APG US, APG Group, and APG NL in their respective Schedule 13G by virtue of Stichting’s ownership of APG US, APG Group, and APG NL. As reported by APG Group and APG NL in their Schedule 13G/A filed with the SEC on February 20, 2013, APG Group, and APG NL all have sole dispositive and voting power for all such shares. APG NL is the exclusive investment manager with the power to vote and make all investment decisions for all such shares. APG NL has delegated its investment and voting power with respect to these shares to APG US.

(9)	Dimensional Fund Advisors LP, as set forth on Schedule 13G filed with the SEC on February 11, 2013, has sole voting power with respect to 3,600,195 shares and sole dispositive power with respect to 3,647,124 shares. The reporting person reports that the shares are held by various investment companies, trusts and accounts and the reporting person disclaims beneficial ownership.

(10)	Levin Capital Strategies, L.P., as set forth on Schedule 13G/A filed with the SEC on January 10, 2013, has sole voting power and sole dispositive power with respect to 422,300 shares, shared voting power with respect to 3,172,097 shares and shared dispositive power with respect to 3,594,397 shares.

(11)	Includes 140,500 shares issuable upon exercise of options exercisable within 60 days of March 1, 2013.

(12)	Includes 38,841 shares issuable upon exercise of options exercisable within 60 days of March 1, 2013.

(13)	Includes 122,618 shares issuable upon exercise of options exercisable within 60 days of March 1, 2013, 46,398 shares held by John D. Diekman and Susan P. Diekman, as trustees of a revocable trust dated June 30, 1995, and 400 shares held in Mr. Diekman’s retirement account.

(14)	Includes 609,250 shares issuable upon exercise of options exercisable within 60 days of March 1, 2013 and 30,000 shares held by The Fodor Family Trust.

(15)	86,619 shares are issuable upon exercise of options exercisable within 60 days of March 1, 2013.

(16)	Includes 143,000 shares issuable upon exercise of options exercisable within 60 days of March 1, 2013.

(17)	Includes 30,000 shares issuable upon exercise of options exercisable within 60 days of March 1, 2013.

(18)	Includes 106,500 shares issuable upon exercise of options exercisable within 60 days of March 1, 2013.

(19)	Includes 57,778 shares issuable upon exercise of options exercisable within 60 days of March 1, 2013.

(20)	Includes 70,254 shares issuable upon exercise of options exercisable within 60 days of March 1, 2013.

(21)	Includes 75,000 shares issuable upon exercise of options exercisable within 60 days of March 1, 2013.

(22)	Includes shares beneficially owned by David Weber and 1,502,860 shares issuable upon exercise of options exercisable within 60 days of March 1, 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than ten percent of our common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock. Executive officers, directors and ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. During the year ended December 31, 2012, all executive officers, directors and ten percent stockholders complied with all Section 16(a) filing requirements.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information regarding our stock incentive plans as of December 31, 2012.

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	7,017,926	(2)	8.62	10,976,049	(3)
Equity compensation plans not approved by security holders	2,649,061	(4)	5.12	914,926	(5)
Total	9,666,987		7.75	11,890,975

(1)	The calculation of the weighted average exercise price does not include 2,240,399 shares subject to restricted stock units that are exercisable for no consideration.

(2)	Includes (a) the Amended and Restated 1996 Non-Employee Directors Stock Option Plan, which has expired, and (b) the Amended and Restated 2000 Equity Incentive Plan. Includes 180,000 performance based awards that have not been earned or vested.

(3)	Includes 6,694,731 shares available under the 2011 Employee Stock Purchase Plan.

(4)	Includes (a) 1,428,256 options under the 1998 Stock Plan, (b) 338,900 time based awards and 876,500 performance based awards that have not been earned or vested under the 2012 Inducement Plan, and (c) options to purchase 5,405 shares outstanding under acquired plans under which no future awards will be issued.

(5)	Includes 130,326 shares available under the 1998 Stock Plan and 784,600 shares under the 2012 Inducement Plan.

2012 Inducement Plan

The Compensation Committee approved this plan for new hire awards in connection with our acquisition of eBioscience in June 2012. The plan may be used only for inducement grants to new hires. Options, RSUs or other awards may be granted.

1998 Stock Incentive Plan

In 1998, the Board adopted the non-stockholder-approved Affymetrix 1998 Stock Incentive Plan, or the 1998 Stock Plan. Our directors and officers are not eligible to receive grants under the 1998 Stock Plan. Options granted under the 1998 Stock Plan expire no later than ten years from the date of grant. The option price is required to be at least 100% of the fair market value of the common stock on the date of grant. Vesting terms of options or restricted stock granted under the 1998 Stock Plan from time to time are determined by the Board.

MANAGEMENT

Our executive officers, and their ages as of the record date and positions, are as follows:

Name	Age	Position
Frank Witney, Ph.D.	59	President and Chief Executive Officer
Timothy C. Barabe.	59	Executive Vice President and Chief Financial Officer
Andrew J. Last, Ph.D.	53	Executive Vice President, Genetic Analysis Business Unit
John F. Runkel, Jr.	57	Executive Vice President, General Counsel and Secretary
David Weber.	59	Executive Vice President, Global Commercial Operations

Frank Witney, Ph.D. See “Election of Directors.”

Timothy C. Barabe joined us in March 2010 as Executive Vice President and Chief Financial Officer. Mr. Barabe previously worked at Human Genome Sciences, Inc., where he served as Senior Vice President and Chief Financial Officer from July 2006 until March 2010. From September 2004 to June 2006, Mr. Barabe was at Molnlycke Health Care, a privately owned surgical supply company, most recently as its U.K. Managing Director. Mr. Barabe was with Novartis AG from 1982 to 2004 in several senior executive positions. Mr. Barabe is a member of the Board of Directors of ArQule, Inc. Mr. Barabe will retire from Affymetrix in 2013.

Andrew J. Last, Ph.D., joined us in December 2009 and currently serves as Executive Vice President, Genetic Analysis Business Unit. Prior to joining Affymetrix, Dr. Last served on the leadership team of BD Biosciences Cell Analysis Unit, a segment of Becton Dickinson and Company, from 2004 to 2009, where he was Vice President, Global Marketing & Strategic Planning and General Manager of the San Diego-based Pharmingen business. Before joining Becton Dickinson, Dr. Last was a member of Applera Corporation’s Applied Biosystems unit leadership team from 2002 to 2004 as Vice President & General Manager of the Gene Expression business.

John F. Runkel, Jr. joined us in October 2008 as Executive Vice President, General Counsel and Secretary. Mr. Runkel served as Senior Vice President, General Counsel and Secretary of Intuitive Surgical, Inc., a provider of minimally-invasive robotic surgery technology, from 2006 to 2007. From 2004 to 2005, Mr. Runkel served as Senior Vice President of Business Development and General Counsel of VISX Incorporated, a provider of laser vision correction technology, and as Vice President, General Counsel and Secretary from 2001 to 2004. Mr. Runkel will retire from Affymetrix at the end of March 2013.

David Weber joined us in December 2011 and currently serves as Executive Vice President, Global Commercial Operations. Between December 2011 and February 2013, he served as our Senior Vice President, Global Commercial Operations. From June 2010 to December 2011, Mr. Weber was a consultant to various biotechnology companies. Mr. Weber was at Cyntellect Inc. as its Vice President, Sales from July 2009 to June 2010. Mr. Weber was with The Linus Group from February 2008 to June 2009 as its Vice President of the Life Sciences Practice. Previously, Mr. Weber served as President and CEO of Eksigent Technologies, Senior Vice President of Marketing and Business Development of Stratagene Corp., and President, Americas Region, for Amersham Biosciences (GE Healthcare).

COMPENSATION DISCUSSION AND ANALYSIS

Company in Transformation

In order to understand our executive compensation program, it is essential to consider it in relation to the status of our business plan, which is focused on transforming the company to profitable growth. In the past several years, we have faced declining sales. Historically, we sold our well-established GeneChip® Expression product line primarily in the basic research market, where we face declining sales and intense competition from newer technologies such as next generation sequencing. Our strategy is to transform the company from one that is highly dependent on its GeneChip® Expression products to one with diversified revenue streams and a broad reach into the growing markets for translational medicine, molecular diagnostics and applied markets such as agricultural biotechnology.

We hired Dr. Frank Witney as our President and Chief Executive Officer in July 2011. Under Dr. Witney’s leadership, we are focusing on realigning our product portfolio, stabilizing our core business and positioning our company for growth and profitability. We expect our transformation will take several years, and we are executing on a strategic plan that consists of three phases:

•

Phase 1 (2011-2012)—Portfolio Realignment.     During this phase, we reorganized into business units to sharpen our focus on target markets. We also launched CytoScan®, our growing cytogenetic microarray product line, became more competitive in the genotyping market through full implementation of our Axiom genotyping product line and acquired eBioscience Holdings, Inc. (“eBioscience”). Through eBioscience, we now offer flow cytometry and immunoassay reagents and kits that enable us to broaden our reach into the translational medicine and molecular diagnostics markets. We believe these actions will lead to a stabilization of our core business and the realignment of our product portfolio, which in turn will position us for growth.

•

Phase II (2013-2014)—Profitability, Strengthen Balance Sheet, Development of Newer Product Lines.     In the beginning of 2013, we implemented a corporate restructuring with a goal of accelerating our path to profitability through significant annualized savings and reduced cost of goods sold. Our priorities for this phase are to achieve profitability, repay our senior secured debt, successfully commercialize our newer product lines (CytoScan®, Axiom® and QuantiGene® lines, as well as our eBioscience products) and invest in new product offerings.

•

Phase III (2015 -2016)—Strategic Flexibility; Expansion of Product Lines; Growth.     Our goal for this phase is to have a strong balance sheet that will provide us with the flexibility to make strategic acquisitions. In addition, we aim to grow revenues with developed product lines and new product offerings in the translational medicine, molecular diagnostic and applied markets.

Summary of Our Approach to Executive Compensation

The Compensation Committee’s approach to executive compensation underscores its commitment to pay for performance and the importance that it places on the opinions of our stockholders, while recognizing the need to attract, retain and motivate qualified executives to execute on our long-term transformation plan in challenging business conditions.

The following actions highlight the Compensation Committee’s approach to executive compensation:

•	No Cash Bonus or Salary Increase for 2012. Reflecting our commitment to pay only for successful performance, there were no executive cash bonuses or salary increases for 2012.

•

Restructured Equity Compensation to Include Performance-Based Awards.    No equity was granted to executive officers in 2012 as we worked on optimizing the organizational structure of the Company for future growth and profitability. The structure of 2013 equity compensation for all executive officers was changed to reflect a 50/50 split in value between time-based awards and performance-based awards. Performance-based awards can be earned upon achievement of revenue and EBITDAO (earnings before interest expense, taxes, depreciation, amortization, option expenses and restructuring and one-time charges) goals for 2013. The revenue and EBITDAO goals were each given a weighting of 50%, consistent with financial expectations based on our business transformation strategy.

•

Robust CEO PRSUs Criteria.    Our CEO earned 42% of his 2012 PRSUs granted in connection with his hire in 2011, with 58% forfeited. As further explained below, this is as a result of his achieving the operating income target, partially meeting his organization optimization goal, and missing the key product revenue growth and overall revenue growth targets. Our CEO’s 2013 PRSUs criteria are as follows: (1) 45% may be earned upon achieving target milestones in new business areas; (2) 45% may be earned upon achieving total shareholder return that is benchmarked against the Russell 2000 Index; and (3) 10% may be earned upon achieving organizational development goals set by the Compensation Committee that includes the recruitment of a new CFO.

•	Affirmation of Claw-Back Policy. We affirmed our policy for recoupment (or “claw-back”) of performance-based compensation if we restate our reported financial results.

•

Engagement in Substantial Stockholder Dialogue.    Following our 2012 annual meeting, we engaged in a substantial ongoing dialogue with our stockholders, including our major institutional stockholders who in the aggregate hold more than 50% of our common stock outstanding, to gain a better understanding of their views about our executive compensation program.

•	Affirmed Policy to Seek “Say-On-Pay” Vote Annually. Since 2011, we have been seeking an advisory “say-on-pay” vote from stockholders every year with respect to approval of our executive compensation.

“Say-on-Pay” Vote on 2011 Compensation and Subsequent Changes

Although our stockholders approved the 2011 compensation of our named executive officers, with approximately 53% of shares cast in favor of our say-on-pay resolution, our Compensation Committee and senior management believed it was important to understand the concerns of our stockholders. Therefore, following our 2012 annual meeting, we engaged in a substantial ongoing dialogue with our stockholders, including our major institutional stockholders who in the aggregate hold more than 50% of our common stock outstanding, to gain a better understanding of their views about our executive compensation program.

Many of the stockholders we spoke to were supportive of the new hire compensation package our Compensation Committee put in place for our CEO in 2011, but wanted to see changes in three major areas: (1) more robust criteria for Dr. Witney’s PRSUs granted in connection with his new hire, which in 2011 was the submission to, and approval by the Board, of a long-term strategic plan; (2) a more significant portion of our executive compensation being tied to performance, and not just with respect to our CEO, but also other executive officers; and (3) disclosure of the general framework for our executive compensation for the current year, i.e. the year the proxy statement is filed.

The following is a summary of significant actions taken by the Compensation Committee intended to address stockholders’ concerns:

•

The Compensation Committee set more robust performance criteria for the 2012 tranche of Dr. Witney’s PRSUs that were granted in connection with his hire, with 25% earned upon achieving each of the following (1) overall revenue growth; (2) key product revenue growth; (3) operating income target; and (4) optimization of organization structure. These criteria were publicly filed and shared with our stockholders, who were supportive of the general framework. The Compensation Committee also committed to setting robust criteria for the remaining performance periods for his PRSUs.

•

We did not grant any equity awards in 2012. The structure of 2013 equity compensation for all executive officers was changed to reflect a 50/50 split in value between time-based awards and performance-based awards. Performance awards can be earned upon achievement of revenue and EBITDAO goals for 2013 (each with a weighting of 50%) consistent with financial expectations based on our business transformation strategy.

•	We are providing enhanced disclosure on our 2013 executive compensation program in this proxy statement.

Compensation Principles and Practices

The Company’s current executive compensation programs are intended to achieve three fundamental objectives: (1) attract, retain and motivate qualified executives; (2) link compensation to executive performance and the Company’s operating objectives and strategic direction; and (3) align executives’ interests with the interests of our stockholders. In structuring our current executive compensation programs, the Compensation Committee is guided by the following basic principles:

•	Align compensation with financial and strategic goals that will deliver stockholder value.

•	Pay for Performance.

•	Offer competitive total direct compensation opportunities at approximately the 50th percentile of market.

The material elements of our executive compensation programs for named executive officers consist of a combination of a base salary, an annual cash incentive opportunity, a long-term equity incentive opportunity, and health, welfare and retirement benefits. We believe that each element of executive compensation and the relative mixture of the elements help us to achieve all of our compensation objectives.

2012 Executive Compensation Program

In addition to soliciting feedback from our major stockholders, the Compensation Committee also conducted its own detailed review of our executive compensation program, in particular, the following issues:

•	appropriate performance metrics while we are going through a significant transformation;

•	the results of our say-on-pay vote on 2011 executive compensation;

•	feedback from major proxy advisory firms based on their analysis of our 2011 executive compensation program;

•	data regarding market practice among companies in our peer group;

•	recommendation from its compensation consultant; and

•	views and concerns of senior management.

The following is a summary of our 2012 executive compensation program intended to address stockholders’ concerns and our business needs, as well as affirm our commitment to align executive compensation with company performance:

•	No base salary increases in 2012.

•	No cash bonus payments for 2012 because we fell short of our financial goals.

•	No new equity awards in 2012 while we worked on optimizing the organizational structure of the Company.

•

Robust performance criteria for the 2012 tranche of Dr. Witney’s PRSUs that were granted in 2011 in connection with his hire. The Compensation Committee also committed to setting robust criteria for the remaining performance periods for his PRSUs.

•	Determined that Dr. Witney met some but not all of his 2012 performance criteria, resulting in 42% of his PRSUs earned for the 2012 performance period, and the remainder forfeited.

•

Simplified the peer group we use to compare executive compensation by eliminating the reference peer group of larger companies in our industry and limiting the peer group to companies that are closer to ours in revenue and market capitalization.

•	Affirmed our policy for recoupment of performance-based compensation if we restate our reported financial results.

2013 Executive Compensation Program

In conjunction with our organizational restructuring, two of our 2012 executive officers, our Chief Financial Officer and our General Counsel, will retire in 2013. We promoted David Weber, our Executive Vice President of Global Commercial Operations, to an executive officer in 2013.

The following are key components of our 2013 executive compensation program:

•	No Salary Increase in 2013. The Compensation Committee did not raise the base salaries of our executive officers for 2013.

•

Cash Bonus Dependent on Revenue and EBITDAO Achievement.    The Compensation Committee affirmed the use of revenue and EBITDAO as the bases for determining cash bonus payments for our executive officers. The revenue and EBITDAO goals were each given a weighting of 50%, with different levels of funding dependent upon the different levels of achievement.

•

Restructured Equity Compensation to Include Performance Based Awards.    The structure of 2013 equity compensation for all executive officers was changed to reflect a 50/50 split in value between time-based awards and performance-based awards. Performance awards can be earned upon achievement of revenue and EBITDAO goals for 2013 (each with a weighting of 50%) consistent with financial expectations based on our business transformation strategy.

•

Robust CEO PRSUs Criteria.    Our CEO’s PRSUs (which were granted in connection with his new hire) have the following criteria for 2013: (1) 45% may be earned upon achieving target milestones in new business areas; (2) 45% may be earned upon achieving total shareholder return that is benchmarked against the Russell 2000 Index; and (3) 10% may be earned upon achieving organizational development goals set by the Compensation Committee that includes the recruitment of a new CFO.

Process for Determining Executive Compensation

The Compensation Committee retained the outside compensation consulting firm Compensia, Inc. to inform the Compensation Committee on market practices, programs and compensation levels; evaluate our compensation practices; and assist in developing and implementing the executive compensation program. Meetings attended by a Compensia consultant typically contain a period of time for the Compensation Committee to meet with the Compensia representative without management present. In addition, Compensia occasionally meets alone with the Committee Chair for direction and/or review of particular material. The Compensation Committee determined that the retainer of Compensia did not raise any conflict of interest.

The compensation for our CEO is approved by the Compensation Committee and ratified by the full Board. In considering other aspects of executive compensation, the Compensation Committee may give weight to the views of members of senior management, particularly our CEO. The Compensation Committee believes involvement of management is appropriate because management understands the daily contributions of other officers and the overall employee environment.

The Compensation Committee does not believe that it is appropriate to establish compensation levels based solely on benchmarking. However, the Compensation Committee recognizes that information regarding pay practices at other companies is useful to ensure that our compensation practices are competitive in the market place; and independent marketplace information is one of several factors the Compensation Committee considers in assessing the reasonableness of compensation. In 2012, because the Compensation Committee did not increase the base salaries of our executive officers and did not grant any equity awards to them, market data was considered and discussed by the Compensation Committee, but was not a critical factor for the Compensation Committee’s actions.

The Compensation Committee did, however, simplify the peer group it used for 2012 and going forward to compare executive compensation. It refined the peer group by eliminating the reference peer group of larger companies, despite their being in our industry, and limiting the peer group to companies that are closer to ours in revenue and market capitalization.

The following criteria were used to establish our Peer Group for 2012:

1.	Location: US-based
2.	Ownership: Publicly traded
3.	Industry: Life Science industry
4.	Revenues of approximately 1/3 to 2x of ours
5.	Market capitalization of 1.5x revenue or greater

In 2012, our Peer Group consisted of the following companies:

1.	Abaxis, Inc.
2.	Accelrys, Inc.
3.	Accuray Incorporated
4.	Celera Corporation
5.	Cepheid
6.	Coherent Inc.
7.	Genomic Health, Inc.
8.	Genoptix, Inc.
9.	Gen-Probe Incorporated;
10.	Immucor, Inc.
11.	Luminex Corporation
12.	Myriad Genetics, Inc.
13.	Nordion Inc.

Elements of Executive Compensation

Our executive officers’ compensation currently has the following primary components:

•	base salary;

•	annual cash bonuses based on corporate and individual performance;

•	long-term incentives in the form of stock options and restricted stock awards; and

•	health, welfare and retirement benefits.

In determining compensation for our executive officers, the Compensation Committee considers a variety of factors. For 2012 compensation, the most important factor was whether we achieved our specific financial goals.

Other factors that may be taken into account by the Compensation Committee include:

•	extraordinary performance by an individual during the year;

•	retention concerns;

•	the executive’s tenure and experience;

•	the executive’s historical compensation; and

•	market data and internal equity.

Risk Considerations in Our Compensation Program

The Compensation Committee believes that the structure of our executive compensation program mitigates inappropriate risk-taking for the following reasons:

•	Our recoupment policy allows us to recoup executive officers’ performance-based compensation in the event of a restatement of our financial results, as described below.

•

Our program consists of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income so that executives do not feel pressured to focus exclusively on stock price performance or other financial metrics to the detriment of other important operational and strategic objectives.

•

Our time-based equity awards encourage long-term, sustainable performance of the overall business because they vest over four years and their value increases with the increase in our stock price over time.

•	By using a mixture of options and restricted stock, executives have a combination of incentives rather than being solely focused on a short-term stock price increase.

Fiscal 2012 Executive Compensation

Base Salary

Base salaries for our executive officers are established based on the scope of their responsibilities and are intended to be competitive with the compensation paid to executives with comparable qualifications, experience and responsibilities in similar businesses of comparable size. Base salaries are reviewed annually and adjusted from time to time to realign salaries with market levels. Although they do not target a specific percentile, the Compensation Committee believes that base salaries should be at competitive levels compared to the Peer Group. For 2012, the base salary of our CEO was slightly below the 50th percentile of the Peer Group while the salaries of our other executive officers were between the 50th and 75th percentile of the Peer Group. The Compensation Committee did not increase the base salaries of our executive officers in 2012 because it believed these rates were competitive.

Cash Bonus Program

Our bonus program is designed to align individual performance with organizational objectives. It rewards participants based on attainment of specified levels of corporate financial and strategic goals as well as subjective factors related to the individual’s performance. Each named executive officer has an assigned target bonus level at 50% of base salary, except for our CEO, who has an assigned target bonus level at 75% of base salary. As with our base salary levels, our CEO has the greatest level of responsibility and accountability and so has the highest bonus target level in order to place a significant portion of his total compensation at risk to reflect the impact he has on our overall corporate performance. For 2012, although he was eligible to do so, our CEO chose not to participate in the cash bonus program.

Generally the Compensation Committee establishes a general funding level for our bonus program after review of the corporate financial and strategic performance for the year, and then reviews individual factors in approving the actual bonus payment for each named executive officer.

For 2012, any bonus payout for executive officers was conditioned upon meeting both the minimum financial thresholds for revenue and operating income with respect to the Affymetrix business, excluding eBioscience. These targets were set prior to the closing of our acquisition of eBioscience and were based on plans generated by the new business unit structure. The operating income threshold was only used to determine if the executive officers were eligible for a bonus payout and thus should be considered as an eligibility threshold. If both the revenue and operating income thresholds were met, the level of bonus payout will depend on the level of revenue achievement in 2012. The Compensation Committee believed that achieving both thresholds was important because they were tied to our goals of stabilizing the core business and returning the Company to profitability. The minimum threshold for revenue was $268 million, excluding revenue from eBioscience, and the minimum threshold for operating income was a net loss of $8.1 million or less, excluding the effect of the eBioscience acquisition. We did not meet either threshold for 2012, and therefore no bonus was paid to our executive officers for 2012.

Equity Incentives

Overview.    Our equity awards program is intended to align the long-term interests of executives with the interests of stockholders by offering potential gains if our stock price increases. Our equity program is designed to retain and incent employees to work towards the long-term success of Affymetrix by imposing vesting schedules over several years. The equity award pool for the year is typically proposed by the Senior VP of Human Resources and CEO and includes expected awards to all employees based on certain assumptions on our stock price over time. In approving the equity award pool, the Compensation Committee considers our burn rate and equity usage. In approving grants of equity awards to executive officers, the Compensation Committee then considers data provided by Compensia as well as the performance of each individual executive.

Types of Equity Awards.    We use a combination of (1) time-based stock options; (2) time-based restricted stock awards; and (3) performance-based restricted stock awards. Because of the direct relationship between the value of an option and the increased market price of our common stock after the grant date, we feel that stock options continue to be important to motivate our executive officers and employees to manage Affymetrix in a manner that is consistent with both the long-term interests of our stockholders and our business objectives. In addition, we grant restricted stock awards, which we feel have two primary benefits. First, because restricted stock awards have no exercise price, we can grant smaller amounts of restricted stock awards that have an initial value equivalent to a larger number of options, meaning the restricted stock awards have less impact on stockholder dilution. Second, we believe they help retain our executive officers and key employees in both good and bad market conditions. We have also begun adding performance criteria to some restricted stock awards in order to better align them with the interests of our stockholders. If our executive officers do not meet the performance criteria for these restricted stock awards, the restricted stock awards will be forfeited. The Compensation Committee regularly reviews the appropriate mix of these types of awards.

Grants during 2012.    The Compensation Committee did not grant any equity awards to our executive team in 2012 as we worked on optimizing the organizational structure of the Company. In early 2013, we implemented a restructuring to position us for future growth and profitability.

Stock Option Grant Policy.    We have adopted a stock option grant policy to ensure consistent practices in the administration of stock option grants. You can obtain a copy of our Stock Option Grant Policy at the Investors section of our website (www.affymetrix.com). The Compensation Committee may decide on one or two refresher grants every fiscal year, taking into account factors such as attrition rates, the retentive value of outstanding equity awards and the number of shares available for grant under our equity incentive plans. The option grant date for refresher grants to executive officers must be during an open window and is no earlier than the date on which the option is approved.

CEO’s 2012 PRSUs’ Performance Goals and Achievement Level.    In connection with Dr. Witney’s hire in 2011, the Compensation Committee granted Dr. Witney 240,000 performance based restricted stock units, of which 60,000 would be eligible to be earned in each year based on performance criteria, but would not vest until 12 months following the end of the applicable performance year. In setting the 2012 criteria, the Compensation Committee also took into consideration that Dr. Witney chose not to participate in the 2012 cash bonus program.

Dr. Witney’s 2012 tranche of PRSUs was subject to him meeting criteria that were tied to our corporate goals of stabilizing our core business, reducing our operating losses and returning the Company to profitability, achieving growth targets in our newer product lines, and building a strong team while optimizing the organizational structure of the Company.

(1) 15,000 shares upon Affymetrix achieving revenues of $268 million or more, excluding revenue from eBioscience. This goal was not achieved.

(2) 15,000 shares upon Affymetrix achieving operating loss of $16.6 million or less, equal or smaller losses than those realized in 2011, excluding one-time items relating to the eBioscience acquisition. This goal was achieved for 2012.

(3) 15,000 shares upon achieving sales growth targets in three out of four product lines. This goal was not achieved. While all of these product lines achieved sales growth, they did not meet the targets set for vesting of the PRSUs.

(4) 15,000 shares upon the Compensation Committee’s assessment of Dr. Witney’s ability to identify and develop talent to execute on the Company’s plan for transformation, retain key employees and optimize our organizational structure. The Compensation Committee determined that Dr. Witney partially met this goal in that he was able to identify and develop key employees, and optimized our organizational structure, but we also lost some valued employees in 2012. Therefore, the Committee determined that he earned 10,000 of these shares.

As a result, 25,000 of Dr. Witney’s 2012 tranche of PRSUs were earned and will vest on December 31, 2013, while the remaining 35,000 of such tranche were forfeited.

Other Benefit Plans

Retirement Plans.    Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, and accidental death and dismemberment insurance and our 401(k) plan (with matching contributions from Affymetrix), in each case on the same basis as other employees, subject to applicable law. Executive officers are also eligible to participate in our long-term disability plan on the same basis as other employees except that the long-term disability benefit for executive officers is 66.67% of their monthly salary whereas the benefit for all other employees is 60% of their monthly salary.

Recoupment Policy for Performance-Based Compensation (“Claw-Back” Policy)

We have a policy for recoupment of performance-based compensation. The policy provides that if we restate our reported financial results for periods beginning after the date of adoption, the Board of Directors will review the bonus and other awards made to executive officers based on financial results during the period subject to the restatement. To the extent practicable and in the best interests of stockholders, the Board of Directors will seek to recover or cancel any such awards that were based on having met or exceeded performance targets that would not have been met under the restated financial results.

Change in Control and Severance Arrangements

We have a change in control severance policy that provides for the treatment of outstanding equity awards and the receipt of severance benefits for employees (including all of our named executive officers) who are terminated, or whose jobs are materially adversely affected, as a result of a change in control, as described in detail below under “Executive Compensation—Executive Severance Policy and Change in Control Arrangements”. Our Board of Directors may amend or terminate this policy at any time prior to a change in control, and the Compensation Committee periodically evaluates the benefits provided and other terms of the policy. The purpose of this policy is to mitigate some of the risk that exists for executives working in a company of our size while there remains significant acquisition activity in the biotechnology industry. We believe the policy helps attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky absent this policy. In addition, in the event there was a potential change in control that could be beneficial to stockholders, we believe these severance packages would provide an incentive for these executives and other employees to continue to help successfully execute the acquisition from its early stages until closing while providing reasonable protection to our executives and other employees against a significant downsizing or restructuring that could result from the acquisition.

We have an executive severance policy in order to standardize our severance practices (outside of a change in control period) and provide potential severance benefits that we believe are reasonable to protect an executive from an arbitrary termination. The Board may amend or terminate this policy at any time.

Accounting and Tax Considerations

For proposed equity awards, the Compensation Committee reviews the estimated employee stock-based compensation expenses in accordance with FASB ASC 718. This valuation is one of the considerations used in reviewing the market competitiveness of individual equity awards.

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain executives that is not “performance-based” which exceeds $1,000,000 in any year. Although this tax deduction limitation is not a material issue for our company at this time, we have granted certain equity awards that are intended to meet the conditions of Section 162(m). However, the Compensation Committee has the full discretion to grant cash and equity awards that do not meet the criteria under Section 162(m) and may not be fully deductible as a result. The Compensation Committee, when determining executive compensation programs, considers various relevant factors, which may include the potential tax deductions, but also weighs our need to attract, retain and reward high-performing executives. We have paid, and will continue to pay, compensation to executive officers that may not be fully deductible if we believe that is necessary to attract, retain and reward high-performing executives.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis in this proxy statement with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Affymetrix’ Annual Report on Form 10-K for the year ended December 31, 2012.

Submitted by:	Jami Dover Nachtsheim, Chairwoman Nelson C. Chan Gary S. Guthart, Ph.D. Members of the Compensation Committee

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation, for the most recent three fiscal years, for each person who served as our principal executive or financial officer during 2012 and our other executive officers for fiscal year 2012 (collectively referred to as the “named executive officers” in this proxy).

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)*		Option Awards ($)*	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)		Total ($)
Frank Witney, Ph.D.(3)	2012	529,041	115,750	(4)	—	—	—	12,500		657,291
President and Chief	2011	248,077	1,409,100	(5)	1,081,110	—	—	1,548		2,739,835
Executive Officer

Timothy C. Barabe(6)	2012	423,637	—		—	—	—	12,500		436,137
Executive Vice President and Chief Financial Officer	2011	390,000	271,350		277,201	—	—	74,777	(7)	1,013,328
	2010	306,923	213,300		556,901	85,500	—	118,321	(7)	1,280,945

Andrew J. Last, Ph.D	2012	412,903	—		—	—	—	12,500		425,403
Executive Vice President,	2011	375,000	53,100		303,049	—	—	14,294		745,443
Genetic Analysis Business Unit	2010	365,000	63,300		167,489	82,130	—	12,914		690,833

John F. Runkel, Jr.(8).	2012	404,936	—		—	—	—	12,500		417,436
Executive Vice President and General Counsel and Secretary	2011	370,000	247,986		191,747	—	—	15,854		825,587
	2010	360,000	42,200		124,420	110,000	—	15,604		652,224

*	The reported dollar value of stock awards and option awards is equal to the full aggregate grant date fair value under FASB ASC 718 with respect of restricted stock awards and stock options, respectively, made to the named executive officers during the applicable fiscal year. See Note 14—Stockholders’ Equity and Share-Based Compensation Expense of our Annual Report on Form 10-K for the year ended December 31, 2012, regarding assumptions underlying valuation of our stock options. The actual value of an option, if any, will depend on the future market price of our common stock and the option holder’s individual exercise and sale decisions. The grant date fair value of stock awards is based on the fair market value of our common stock on the grant date. For a description of restricted stock and option awards made, exercised and vested during fiscal 2012, and outstanding at the end of fiscal 2012, see the tables set forth below.

(1)	The Compensation Committee did not increase the base salaries of our executive officers in 2012. The higher amounts shown for 2012 reflect a one-time payment for accrued paid time off hours that were over the maximum accrual cap that we set in 2012.

(2)	Includes discretionary matching contributions made under our 401(k) plan.

(3)	Dr. Witney was appointed our President and Chief Executive Officer in July 2011. His compensation for 2011 reflects this partial year of service.

(4)	Reflects the grant date fair value of the 25,000 performance awards earned by Dr. Witney for 2012 from his 2011 new hire grant; does not include 35,000 performance awards that were forfeited. The grant date fair value of the maximum 60,000 performance awards that Dr. Witney was eligible to earn for 2012 was $277,800.

(5)	Includes the 60,000 performance awards earned by Dr. Witney for 2011, which was the maximum that could be earned in that year. Does not include 180,000 performance awards that Dr. Witney was eligible to earn over the following three years, starting in 2012, subject to achievement of performance criteria to be set annually at the beginning of each year. The grant date fair value of each tranche of the additional 180,000 performance awards will only be determined on the date the performance criteria with respect to such tranche is set.

(6)	In March 2010, Mr. Barabe was appointed our Executive Vice President and Chief Financial Officer. His compensation for 2010 reflects this partial year of service. Mr. Barabe will retire from Affymetrix in 2013.

(7)	Includes the amount described in footnote (2) and relocation benefits totaling $58,923 in 2011 and $115,612 in 2010. The relocation benefits represent reimbursement of relocation expenses, temporary housing and tax reimbursement payments of $20,748 in 2011 and $25,024 in 2010 for taxes owed by Mr. Barabe as a result of income imputed to him for his relocation benefits.

(8)	Mr. Runkel will retire from Affymetrix at the end of March 2013.

Grants of Plan-Based Awards

The following table sets forth information regarding stock options, restricted stock awards and incentive plan awards granted to our named executive officers during fiscal 2012.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)	Estimated Future Payouts Under Equity Incentive Plan Awards Maximum	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise of Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Target ($)
Frank Witney, Ph.D		375,000	—	—	(2)	—	—	—

Timothy C. Barabe		195,000	—	—		—	—	—

Andrew J. Last, Ph.D.		187,500	—	—		—	—	—

John F. Runkel, Jr.		185,000	—	—		—	—	—

(1)	There is no threshold or maximum bonus amount with respect to any named executive officer. Our Chief Executive Officer has a target bonus at 75% of his annual base salary and our other named executive officers have target bonuses at 50% their annual base salaries. The amount of the bonus actually paid is based on the performance factors described in “Compensation Discussion and Analysis” above, and no cash bonus was actually paid for 2012 performance.

(2)	Does not include 25,000 (out of a maximum 60,000) performance awards that were earned by Dr. Witney for 2012. These awards were granted to him in connection with his new hire in 2011.

(3)	This column represents the full grant date fair value of each equity award. See Note 14—Stockholders’ Equity and Share-Based Compensation Expense to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 for information regarding assumptions underlying valuation of our equity awards.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding outstanding stock options and restricted stock awards as of December 31, 2012 for the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Frank Witney, Ph.D.	75,000	225,000	(2)	6.71	07/21/2018	137,500	(3)	435,875	120,000	(4)	380,400

Timothy C. Barabe	45,000	45,000	(2)	7.50	03/18/2017	58,750	(5)	186,238	—		—
	35,000	35,000	(2)	4.22	08/19/2017
	12,750	38,250	(2)	5.31	02/17/2018
	12,500	37,500	(2)	4.85	11/17/2018

Andrew J. Last, Ph.D.	67,500	22,500	(2)	5.29	12/17/2016	20,000	(6)	63,400	—		—
	35,000	35,000	(2)	4.22	08/19/2017
	12,750	38,250	(2)	5.31	02/17/2018
	15,000	45,000	(2)	4.85	11/17/2018

John F. Runkel, Jr.	—	30,000	(2)	5.05	10/20/2015	44,950	(7)	142,492	—		—
	26,250	8,750	(2)	8.29	08/20/2016
	26,000	26,000	(2)	4.22	08/19/2017
	6,500	19,500	(2)	5.31	02/17/2018
	11,250	33,750	(2)	4.85	11/17/2018

(1)	Assumes a stock price of $3.17 a share, which was the closing market price of the Company’s stock on December 31, 2012 (the last trading day of fiscal 2012).

(2)	Options vest in four equal, annual installments from the grant date, which is seven years before the Option Expiration Date.

(3)	Of 150,000 restricted stock units granted on July 21, 2011 that would vest in four equal annual installments from the grant date, 112,500 of these restricted stock units have not vested. Also includes 25,000 performance based restricted stock units earned with respect to fiscal year 2012 performance, which will vest on December 31, 2013.

(4)	On July 21, 2011, 240,000 performance-based restricted stock units were granted to Dr. Witney: For 2011, 60,000 shares were earned, and those awards vested on December 31, 2012. For 2012, 25,000 shares were earned and will vest on December 31, 2013 if Dr. Witney is employed on the vest date, and 35,000 shares were forfeited. For fiscal 2013 and fiscal 2014, 60,000 shares are eligible to be earned for each year if performance criteria for that year are met and Dr. Witney is employed on the vest date, with vesting (to the extent earned) on December 31 of the following year.

(5)	The following restricted stock awards vest in four equal annual installments from the grant date: 20,000 restricted stock awards granted on March 18, 2010, 15,000 restricted stock units granted on August 19, 2010, 10,000 restricted stock units granted on February 17, 2011 and 45,000 restricted stock units granted on November 17, 2011.

(6)	The following restricted stock awards vest in four equal annual installments from the grant date: 20,000 restricted stock awards granted on December 17, 2009, 15,000 restricted stock units granted on August 19, 2010 and 10,000 restricted stock units granted on February 17, 2011.

(7)	The following restricted stock awards vest in four equal annual installments from the grant date: 30,000 restricted stock awards granted on October 20, 2008; 8,000 restricted stock awards granted on August 20, 2009, 10,000 restricted stock units granted on August 19, 2010, 5,600 restricted stock units granted on February 17, 2011 and 45,000 restricted stock units granted on November 17, 2011.

Options Exercised and Stock Vested

The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, during 2012 for the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Frank Witney, Ph.D.	—	—	97,500	354,825
Timothy C. Barabe	—	—	22,500	82,063
Andrew J. Last, Ph.D.	—	—	11,250	42,600
John F. Runkel, Jr.	—	—	24,650	84,352

(1)	The amount in this column reflects the closing price of our common stock on the date of vesting multiplied by the number of shares vesting.

Executive Severance Policy and Change in Control Arrangements

Executive Severance Policy.    The Company has an executive severance policy, which would only apply to involuntary terminations outside a change in control situation. A change in control situation is covered by the change in control policy described below. This policy applies to officers of the Company holding a Senior Vice President or more senior position. The Company’s executive severance policy may be amended or terminated by the Board at any time.

Subject to signing a release of claims, upon an involuntary termination, a named executive officer will receive:

•	12 months of base salary; and

•	12 months of continued health benefits (unless the named executive officer earlier becomes eligible for group benefits from another employer).

An “involuntary termination” means the unilateral termination of the named executive officer’s employment by the Company without cause.

The following table shows the severance benefits that would be received by each named executive officer upon an involuntary termination, assuming the individual was terminated on December 31, 2012 and based on the individual’s base salary for fiscal 2012.

Name	Cash Severance ($)	Other Benefits Value ($)(1)
Frank Witney, Ph.D.	500,000	21,341
Timothy C. Barabe	390,000	14,756
Andrew J. Last, Ph.D.	375,000	26,592
John F. Runkel, Jr.	370,000	21,341

(1)	Represents the estimated value of 12 months of continued health benefits.

Change in Control Severance.    The Company has a change in control policy. The policy applies to all employees, but our named executive officers receive greater benefits.

The Company’s change in control policy may be amended or terminated by the Board at any time prior to a change in control. However, the policy may not be terminated or amended in a manner adversely to any person covered by the policy for 12 months following a change in control (which includes such transactions as a change in at least 50% of the voting power of our stock through a merger or acquisition by a person or a group). The termination or amendment of the policy at any time shall not affect any benefits to which a person covered by the policy previously has become entitled.

Subject to signing a release of claims, upon a qualifying termination or if not offered comparable employment, a named executive officer will receive:

•	full vesting of all equity awards;

•	24 months of base salary plus 200% of target bonus (none of our named executives will receive a cash payment that exceeds three times his base salary plus target bonus under this payout);

•	24 months of continued health benefits (unless the named executive officer earlier becomes eligible for group benefits from another employer); and

•	6 months of outplacement services.

A “qualifying termination” means (i) an involuntary termination without cause in connection with, or within 12 months following, a change in control, (ii) resignation of employment within 6 months following a change in control due to a material reduction in base salary, target bonus opportunity or job duties and responsibilities, or movement of work location more than 45 miles from the principal work location, from those in effect immediately prior to the change in control.

Upon a change in control, outstanding equity awards may be assumed by the acquirer, become fully vested or be cashed out, as determined by the Company and the acquirer.

The following table shows the severance benefits that would be received by each named executive officer who is an employee upon a qualifying termination following a change in control, assuming the individual was terminated on December 31, 2012 and based on the individual’s base salary for fiscal 2012.

Name	Cash Severance ($)	Accelerated Equity Value ($)(1)	Other Benefits Value ($)(2)
Frank Witney, Ph.D.	1,750,000	737,025	56,222
Timothy C. Barabe	1,170,000	186,238	44,814
Andrew J. Last, Ph.D.	1,125,000	63,400	56,104
John F. Runkel, Jr.	1,110,000	142,492	56,222

(1)	The value of unvested restricted stock or restricted stock units is based on $3.17 per share, the closing price of our common stock on December 31, 2012. The value of accelerated vesting of the options is based solely on the excess, if any, of $3.17 per share over the exercise price of the unvested portion (as of December 31, 2012) of the individual’s stock options.

(2)	Represents the estimated value of health, dental and vision insurance coverage and outplacement services.

Compensation Committee Interlocks and Insider Participation

During 2012, none of our executive officers served on the compensation committee or board of any other company whose executive officers serve as a member of our board or compensation committee, and no compensation committee member had any relationship requiring disclosure under Item 404 of Regulation S-K.

CERTAIN TRANSACTIONS

Related Person Transaction Policy

Under a written policy that has been adopted by our Board of Directors, we review all transactions involving us in which any of our directors, director nominees, significant stockholders and executive officers or their immediate family members are participants to determine whether such person has a direct or indirect material interest in the transaction. All directors, director nominees and executive officers are required to promptly notify our Secretary of any proposed transaction involving us and in which such person has a direct or indirect material interest. Such proposed transaction is then reviewed by either our Board as a whole or a designated committee thereof consisting of a majority of independent directors to determine whether or not to approve or ratify the transaction based on the following criteria:

•	The character and materiality of the related person’s interest in the transaction;

•	The commercial reasonableness of the terms of the transaction;

•	The benefit or lack thereof to the Company;

•	The opportunity costs of alternate transactions;

•	The actual or apparent conflict of interest of the related person; and

•	Any other matters the reviewing body deems appropriate.

After such review, the reviewing body approves or ratifies the transaction only if it determines that the transaction is in, or not inconsistent with, the best interests of the Company and our stockholders. On an annual basis, the reviewing body reviews previously approved transactions with related parties under the standard described above to determine whether such transactions should continue.

In December 2011, we entered into an agreement under which we assigned one patent application and related know-how to Cellular Research, Inc. (“Cellular Research”), a company founded by Dr. Fodor, our Chairman. Dr. Fodor is a significant shareholder of Cellular Research. Pursuant to the agreement, Cellular Research shall pay single digit royalties to us on sales of products covered by the assigned technology, and starting in December 2015, an annual minimum fee of $100,000. We have a right of first refusal to collaborate with Cellular Research for the development of certain new products and to supply arrays to Cellular Research under certain terms and conditions. As of December 31, 2012, no royalties were earned pertaining to this agreement.

Director and Executive Officer Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 7, 2013

The proxy statement and the annual report to stockholders are available at www.proxyvote.com.

OTHER MATTERS

We are not aware of any matters that are expected to come before the 2013 annual meeting other than those referenced in this proxy statement. If any other matters properly come before the meeting, it is the intention of the persons named as proxy holders in the proxy card to vote the shares they represent as the Board may recommend.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Proposals of stockholders that are intended to be included in our proxy statement for our 2014 annual meeting must be received by us no later than November 27, 2013 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

Stockholders intending to present a proposal at the 2014 annual meeting, but not to include the proposal in our proxy statement, must comply with the requirements set forth in our bylaws. The bylaws require, among other things, that a stockholder must submit a written notice of intent to present such a proposal to the Secretary at our principal executive offices not less than 75 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (as long as the date of the annual meeting is not advanced more than 30 days or delayed more than 75 days after the anniversary date). Therefore, we must receive notice of such proposal for the 2014 annual meeting no later than February 21, 2014. If the notice is received after February 21, 2014, it will be considered untimely and we will not be required to present it at the 2014 annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

JOHN F. RUNKEL, JR.

Secretary

March 27, 2013

affymetrix

Biology for a better world

AFFYMETRIX, INC.

3420 CENTRAL EXPRESSWAY

SANTA CLARA, CA 95051

ATTN: DOUG FARRELL

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For Against Abstain

1. Election of Directors

01 Stephen P.A. Fodor

02 Frank Witney

03 Nelson C. Chan

04 Gary S. Guthart

05 Jami Dover Nachtsheim

06 Robert H. Trice

07 Robert P. Wayman

The Board of Directors recommends you vote FOR proposals 2 and 3.

For Against Abstain

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

For Against Abstain

3. To approve, by an advisory vote, the compensation of Affymetrix’ named executive officers as disclosed in our proxy statement for the 2013 Annual Meeting of Stockholders.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000166951_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com .

AFFYMETRIX, INC.

Annual Meeting of Stockholders

May 7, 2013 at 8:00 AM

This proxy is solicited on behalf of the Board of Directors

The undersigned stockholder of Affymetrix, Inc., revoking all prior proxies, hereby appoints Stephen P.A. Fodor, Frank Witney and Siang H. Chin and each of them, with full power of substitution, the true and lawful attorneys, agents and proxy holders of the undersigned, and hereby authorizes each of them to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 7, 2013 beginning at 8:00 a.m., Pacific Daylight Time, at 3380 Central Expressway, Santa Clara, California and any adjournments or postponements; and to vote all of the shares of common stock held of record by the undersigned on March 11, 2013 upon all matters that may properly come before the meeting, includng the matters described in the proxy statement, and in accordance with my instructions on the reverse side of this proxy card.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted “FOR” all director nominees, and “FOR” proposals 2 and 3 and in accordance with the Board of Directors’ recommendations upon such other matters as may properly come before the Annual Meeting of Stockholders.

Continued and to be signed on reverse side

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